Exhibit 99.1

Date:	January 28, 2015
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL FIRST QUARTER 2015 FINANCIAL RESULTS

Stroudsburg, Pennsylvania, January 28, 2015 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding Company for ESSA Bank & Trust, a $1.6 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced results for fiscal first quarter 2015.

The Company reported net income of $2.6 million, or $0.25 per diluted share, for the three months ended December 31, 2014, up 30% compared with net income of $2.0 million, or $0.18 per diluted share, for the three months ended December 31, 2013. Year-over-year quarterly comparisons reflect contributions from the acquisition of Franklin Security Bancorp, which closed in the Company’s fiscal 2014 third quarter.

Gary S. Olson, President and CEO, commented: “Our fiscal 2015 first quarter results present a clear year-over-year picture of the positive contributions from the Company’s acquisitive and organic growth during the past several years. An increasingly diversified loan portfolio, including new indirect auto lending our municipal banking business, and expanded commercial banking, all supported earnings growth by adding nearly $1 million to interest income, as well as generating fee income.”

“A key component of our growth plan has been to expand the Company’s geographic footprint and business mix, leading to an increasingly diversified revenue and core deposit funding base. We believe this strategy is adding to the value of our franchise. We successfully acquired and integrated Franklin, and expanded our presence in Monroe County by acquiring a branch, deposits and loans from another bank. This branch acquisition also enabled us to consolidate two of our branches into the acquired branch to enhance efficiency and improve service. Return on average assets (ROAA) expanded to 0.66% from 0.59% a year ago, and also rose compared with fiscal fourth quarter ROAA of 0.61%. The Company’s results reflect continued asset quality, and a lower year-over-year provision for loan losses.”

“Greater size, scale and market coverage position ESSA to generate revenue growth throughout the organization. We remain focused on executing our strategic plan, and continue to look for prudent ways to drive value for shareholders.”

Income Statement Review

Net interest income increased $1.6 million, or 16.4%, to $11.1 million for the three months ended December 31, 2014, from $9.5 million for the comparable period in 2013. While interest expense remained relatively flat for the three months ended December 31, 2014 compared to the comparable period in 2013. Interest income increased $1.5 million. Increases in interest income from indirect auto loans, commercial loans and investment securities were offset, in part, by a decrease in interest income from mortgage loans. The Company’s net interest rate spread was 2.94% for the three months ended December 31, 2014 compared to 2.88% for the comparable 2013 period. The net interest margin increased to 2.99% for the 2014 period compared to 2.98% for the 2013 period.

The Company’s provision for loan losses decreased to $450,000 for the three months ended December 31, 2014, compared with $750,000 for the three months ended December 31, 2013. Net loan charge-offs in fiscal first quarter 2015 were $568,000 compared to $445,000 in fiscal first quarter 2014.

Noninterest income increased 11.5% to $1.8 million for the three months ended December 31, 2014, compared with the three months ended December 31, 2013, primarily reflecting an increase in service charges and fees on loans of $130,000 due to increased volume.

Noninterest expense was $9.0 million for the three months ended December 31, 2014 compared with $7.7 million for the comparable period in 2013 primarily reflecting increased costs after the acquisition of Franklin Security Bank in April, 2014.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets were $1.57 billion at December 31, 2014 compared with $1.58 billion at September 30, 2014. Total loans receivable, net of allowance for loan losses, were $1.06 billion at each of December 31, 2014 and September 30, 2014.

Total deposits decreased $27.4 million, or 2.42%, to $1.11 billion at December 31, 2014, from $1.13 billion at September 30, 2014. Decreases in non-interest bearing, NOW and certificate of deposit accounts were partially offset by an increase in money market accounts. During the same period, borrowings increased $16.8 million.

Nonperforming assets totaled $25.2 million, or 1.61%, of total assets at December 31, 2014, compared with $25.0 million, or 1.59%, of total assets at September 30, 2014. The increase in nonperforming assets of $228,000 at December 31, 2014 compared to September 30, 2014 was due primarily to increases in non-performing residential mortgages. Nonperforming assets were $26.8 million, or 1.98% of total assets at December 31, 2013.

The Company recorded a provision for loan losses of $450,000 for the three-month period ended December 31, 2014, compared with a provision of $750,000 for the comparable period in 2013. The allowance for loan losses was $8.5 million, or 0.80%, of loans outstanding at December 31, 2014, compared to $8.6 million, or 0.81%, of loans outstanding at September 30, 2014.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 9.83%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 9.79%.

Stockholders’ equity increased $2.2 million to $169.5 million at December 31, 2014, from $167.3 million at September 30, 2014. During the three months ended December 31, 2014, the Company repurchased 146,000 shares at an average cost of $11.54 per share. Tangible book value per share at December 31, 2014 increased to $13.72 compared with $13.34 at September 30, 2014.

In fiscal first quarter 2015, the Company’s return on average assets and return on average equity, respectively, were 0.66% and 6.06%, compared with 0.59% and 4.77%, in the corresponding period of fiscal 2014. Return on average assets and return on average equity also demonstrated linked quarter growth, increasing from an ROAA of 0.61% and an ROAE of 5.54% in fiscal fourth quarter 2014.

Olson concluded, “We are pleased with the traction our Company has demonstrated in increasing earnings and enhancing shareholder value, which was reflected in higher tangible book value per share and accelerating return on average equity. We anticipate leveraging the benefits of our increased size and scale to continue on the course we have established.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.6 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 27 community offices throughout the Greater Pocono, Lehigh Valley, Scranton and Wilkes Barre areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2014	September 30, 2014
	(dollars in thousands)
ASSETS
Cash and due from banks	$15,827	$20,884
Interest-bearing deposits with other institutions	4,639	1,417

Total cash and cash equivalents	20,466	22,301
Certificates of deposit	1,752	1,767
Investment securities available for sale	380,943	383,078
Loans receivable (net of allowance for loan losses of $8,516 and $8,634)	1,059,158	1,058,267
Regulatory stock, at cost	12,640	14,284
Premises and equipment, net	16,949	16,957
Bank-owned life insurance	29,959	29,720
Foreclosed real estate	2,895	2,759
Intangible assets, net	2,230	2,396
Goodwill	10,259	10,259
Deferred income taxes	10,599	12,027
Other assets	19,904	21,000

TOTAL ASSETS	$1,567,754	$1,574,815

LIABILITIES
Deposits	$1,106,454	$1,133,889
Short-term borrowings	110,879	108,020
Other borrowings	165,229	151,300
Advances by borrowers for taxes and insurance	7,075	4,093
Other liabilities	8,631	10,204

TOTAL LIABILITIES	1,398,268	1,407,506

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,520	182,486
Unallocated common stock held by the Employee Stock Ownership Plan	(9,966)	(10,079)
Retained earnings	79,280	77,413
Treasury stock, at cost	(81,798)	(80,113)
Accumulated other comprehensive loss	(731)	(2,579)

TOTAL STOCKHOLDERS’ EQUITY	169,486	167,309

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,567,754	$1,574,815

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31
	2014	2013
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,449	$10,523
Investment securities:
Taxable	1,889	1,527
Exempt from federal income tax	234	73
Other investment income	136	59

Total interest income	13,708	12,182

INTEREST EXPENSE
Deposits	1,965	1,988
Short-term borrowings	103	23
Other borrowings	590	680

Total interest expense	2,658	2,691

NET INTEREST INCOME	11,050	9,491
Provision for loan losses	450	750

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,600	8,741

NONINTEREST INCOME
Service fees on deposit accounts	827	792
Services charges and fees on loans	315	185
Trust and investment fees	238	211
Earnings on Bank-owned life insurance	239	228
Insurance commissions	182	193
Other	13	18

Total noninterest income	1,814	1,627

NONINTEREST EXPENSE
Compensation and employee benefits	5,114	4,308
Occupancy and equipment	981	918
Professional fees	514	409
Data processing	813	680
Advertising	128	106
Federal Deposit Insurance Corporation Premiums	292	229
Loss (Gain) on foreclosed real estate	(38)	42
Merger related costs	—	258
Amortization of intangible assets	166	237
Other	996	561

Total noninterest expense	8,966	7,748

Income before income taxes	3,448	2,620
Income taxes	852	616

Net Income	$2,596	$2,004

	For the Three Months Ended December 31
	2014	2013
Earnings per share:
Basic	$0.25	$0.18
Diluted	$0.25	$0.18

	For the Three Months Ended December 31,
	2014	2013
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,570,393	$1,361,034
Total interest-earning assets	1,466,915	1,264,918
Total interest-bearing liabilities	1,317,154	1,120,576
Total stockholders’ equity	169,926	168,058

PER COMMON SHARE DATA:
Average shares outstanding — basic	10,516,097	10,890,156
Average shares outstanding — diluted	10,516,097	10,906,229
Book value shares	11,444,378	11,927,964
Net interest rate spread	2.94%	2.88%
Net interest margin	2.99%	2.98%